Exhibit 5.1

[●], 2023

AiXin Life International, Inc.

Hongxing International Business Building 2, 14th FL,

No. 69 Qingyun South Ave., Jinjiang District

Chengdu City, Sichuan Province, China

Re:	Registration Statement of AiXin Life International, Inc.

Ladies and Gentlemen:

We have acted as counsel to AiXin Life International, Inc., a Colorado company (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission of XXXXX shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1, File No. 333-268190, initially filed by the Company with the Commission on November 4, 2022, as amended (the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

Common Stock. When the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction, other than the internal laws of the State of Colorado and the Federal laws of the United States. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,